Exhibit 99.1
200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309

NEWS RELEASE

Contact:	Robert W. Beard
Senior Vice President and Investor Relations Officer
954-308-4200

SMF ENERGY CORPORATION REPORTS
RESULTS FOR THE SIX MONTHS AND QUARTER ENDED DECEMBER 31, 2008

CONFERENCE CALL SCHEDULED FOR FEBRUARY 18, 2009 AT 10:00 A.M. ET

Ft. Lauderdale, FL, February 17, 2009 – SMF ENERGY CORPORATION, (NASDAQ: FUEL) (the “Company”), a leading provider of specialized transportation and distribution services for petroleum products and chemicals, today announced the results for the six months and second quarter ended December 31, 2008.

The Company reported a continuation of the trend of financial improvement for the first six months of fiscal 2009, reporting a net loss of $148,000, an improvement of $4.9 million compared to a loss of $5.0 million in the prior year.  EBITDA (a non-GAAP measure) for the first six months was $2.7 million, an improvement of $2.9 million compared to negative EBITDA of $191,000 in the prior year. The Company reported a net loss of $660,000 for the second quarter of 2009, an improvement of $1.3 million compared to a loss of $2.0 million in the prior year.  EBITDA of $690,000 for the second quarter of fiscal 2009 was an improvement of $1.1 million compared to negative EBITDA of $387,000 in the prior year. Net margin per gallon increased to 27.6 cents in the first six months of fiscal 2009 from 17.7 cents the prior year and 21.3 cents for the second quarter of fiscal 2009 compared to 16.3 cents in the prior year.

Richard E. Gathright, Chairman, Chief Executive Officer and President, commented:

“We continued to focus on the improvement of our business by adding new customers, deriving higher net margin per gallon, managing our expenses and maintaining our customer base in a difficult economic environment.   In the fourth quarter of fiscal 2008, we began a steady trend of financial performance improvement, evidenced by higher net margins, reduced losses, and improved EBITDA, which trend continued into the second quarter of this fiscal year.   While our volumes decreased in the current quarter as a direct result of the rapid contraction of the national economy and the worldwide severe economic downturn and recession, impacting the majority of our 4,600 customers and all industry sectors that we service, we were nevertheless able to operate more efficiently, due in part to the greater visibility into our business provided by our new ERP system, which allowed us to react quickly to market conditions and business opportunities.”

“We are especially pleased that we are able to report improved financial results in fiscal 2009 when compared to the prior year notwithstanding the dramatic decline in our volumes in November and December as a result of our customers delivering less of their goods and services in the face of the current worldwide financial crisis.  We took swift far-reaching cost cutting and business restructuring steps beginning in late November, continuing through December and into the current quarter to respond to the decrease in customer demand.  These steps have included eliminating operating and administrative personnel, reducing other employee expenses and benefits, maximizing the use of running equipment and reducing direct and office operating expenses.  We have consolidated delivery routes wherever possible to improve efficiency, while insuring that we are able to maintain our same high level of service to our existing customers.  This undertaking has required extremely detailed scheduling and planning as we have continued to aggressively seek and obtain new customers who are attempting to reduce their costs of operations or whose prior service providers were ineffective in delivering value.”

“During this difficult market we have continued our track record of collecting our receivables.  At December 31, 2008 our receivables were $15.0 million compared to $30.2 million at June 30, 2008, partly a reflection of decreased fuel prices, but also of our strong credit and underwriting efforts.  Towards the end of January 2009, and into February we have experienced some stabilization of existing customer demand and volumes, together with a marked increase in new customer starts.  While there can be no assurances that this trend will continue, we remain cautiously optimistic that these developments coupled with the cost cuts and efficiency improvements taken in response to the current deep economic recession, will positively impact our operations and financial performance.”

Highlights of Second Quarter Fiscal Year 2009 vs. Second Quarter Fiscal Year 2008

•
Revenues were $45.1 million in the second quarter of fiscal 2009, a 24% decrease from $59.0 million in the same period in fiscal 2008, primarily due to a 29% decrease in the market prices of petroleum products versus the comparative period.  Additionally, $4.7 million of the $13.9 million decrease was due to an 8% reduction in gallons sold to 16.6 million in the current period from 18.1 in the prior period.  While the Company continued to add new customers during the second quarter of fiscal 2009, there was a dramatic and significant overall decrease in demand from existing customers beginning in November 2008, resulting in the overall reduction in volume sold during the quarter.  This lower sales volume is a reflection of the deep economic recession and its sudden impact on our customers and the industries that we service.

•
The net loss of $660,000 in the second quarter of fiscal 2009 was a decrease of $1.3 million from the $2.0 million loss incurred in the prior year period.  The improvement is primarily attributable to the continuing overall trend of improved margins established in the fourth quarter of fiscal year 2008.  The decrease in loss was also due to a reduction of $521,000 in selling, general and administrative expenses as employee costs and the provision for doubtful accounts were reduced.

•	EBITDA (a non-GAAP measure) was $690,000 in the second quarter of fiscal 2009, a $1.1 million improvement from negative EBITDA of $387,000 generated in the prior year period.

•
Net margin per gallon increased to 21.3 cents in the second quarter of fiscal 2009 from 16.3 cents in the prior year, an increase of 5.0 cents, primarily as a result of higher margin business and improvements in operating efficiencies.

Highlights of Second Quarter Fiscal Year 2009 vs. First Quarter Fiscal Year 2009

•
Revenues were $45.1 million in the second quarter of fiscal 2009, a 43% decrease from $79.3 million in the first quarter of fiscal 2009 primarily due to a 46% decrease in fuel market prices.  The decrease was also partially due to an 11% reduction in gallons sold to 16.6 million from 18.6 in the first quarter of fiscal 2009.  While the Company continued to add new customers during the second quarter of fiscal 2009, there was a dramatic and significant overall decrease in volume demand from existing customers beginning in November 2008, resulting in the overall reduction in volume sold during the quarter.  This lower sales volume is a direct result of the rapid contraction of the national economy and the current world-wide recession affecting the customers and industry sectors that the Company services.  Finally, the decrease in revenues was also partially due to the emergency response services provided in the first quarter of fiscal 2009 that did not continue into the second quarter.

•
The net loss of $660,000 in the second quarter of fiscal 2009 was a decrease from net income of $512,000 in the first quarter of fiscal 2009.  The decrease in earnings was primarily due to the lower volume in the second quarter, and the emergency response service margin generated as a result of the hurricane season in the first quarter of fiscal 2009, partially offset by a decrease in selling, general and administrative expenses.

•	EBITDA (a non-GAAP measure) was $690,000 in the second quarter of fiscal 2009, a decrease from $2.0 million in the first quarter of fiscal 2008.

•
Net margin per gallon decreased to 21.3 cents in the second quarter of fiscal 2009 from 33.2 cents in the prior quarter primarily as a result of higher margin from the emergency response services in the first quarter of fiscal 2009 that did not continue into the second quarter.

Highlights of First Six Months of Fiscal Year 2009 vs. First Six Months of Fiscal Year 2008

•
Revenues were $124.4 million in the six months ended December 31, 2008, a 9% increase from $114.5 million in the prior year six months.  The $9.9 million increase was primarily the result of increased market fuel prices which were approximately 10% higher year over year.  Price variances resulted in an increase of $14.9 million in revenues, including a partial contribution from the emergency response services provided during the first quarter of fiscal 2009, partially offset by a $5.0 decrease in revenues due to a 4% reduction in gallons sold to 35.2 million in the first six months of fiscal 2009 compared to the 36.7 million gallons sold in prior year.  This decrease in gallons sold was due to the dramatic contraction of the economy experience in the second quarter of fiscal 2009.

•
The net loss was $148,000 in the six months ended December 31, 2008 compared to a loss of $5.0 million in the prior year period.  The $4.9 million improvement was primarily the result of an overall higher net margin per gallon, including margin contributions from the emergency response services, improved efficiency from our new ERP system and a variety of cost cutting measures implemented on account of the deteriorating national economy.  The loss on extinguishment of debt of $1.6 million recorded in the six months ended December 31, 2007, from the August 2007 refinancing with new senior secured convertible subordinated notes, also contributed to the reduced net loss for the period.

•
EBITDA was $2.7 million in the first six months ended December 31, 2008 compared to a negative EBITDA of $191,000 in prior year, an improvement of $2.9 million.  The increase in EBITDA was due to the continued higher net margin per gallon for the period, including the incremental margin contribution from the emergency response services offset by an increase in selling, general, and administrative expenses.

•
Net margin per gallon increased to 27.6 cents in the first six months of fiscal 2009 from 17.7 cents the prior year as a result of emphasis on higher margin business and from the emergency response services work performed during the first quarter this year.

Highlights of Results for Quarterly Periods ending September 30, 2007 thru December 31, 2008

The following table portrays the financial trends for the Company’s six most recent quarters:

All amounts in thousands of dollars, except net margin per gallon

	For the three months ended (Unaudited)
	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,
	2007	2007	2008	2008	2008	2008

Revenues	$55,497	$58,994	$64,162	$82,036	$79,271	$45,112
Gross profit	$3,182	$2,565	$2,875	$4,290	$5,819	$3,292
Selling, general and
administrative	$3,803	$3,788	$3,445	$3,845	$4,632	$3,267
Operating income (loss)	$(621)	$(1,223)	$(570)	$445	$1,187	$25
Interest expense and
other income, net	$(757)	$(763)	$(720)	$(811)	$(667)	$(677)
Loss on extinguishment
Of promissory notes	$(1,641)	$-	$(108)	$-	$-	$-
Net income (loss)	$(3,019)	$(1,986)	$(1,398)	$(366)	$512	$(660)

EBITDA [1]	$196	$(387)	$277	$1,154	$1,990	$690

Net margin	$3,569	$2,945	$3,228	$4,611	$6,161	$3,534
Net margin per gallon [2]	$0.19	$0.16	$0.18	$0.24	$0.33	$0.21
Gallons sold	18,695	18,050	18,102	19,024	18,550	16,602

[1]
EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  To the extent that loss on extinguishment of promissory notes constitutes the recognition of previously deferred interest, it is considered interest expense for the calculation of certain interest expense amounts. We believe that EBITDA provides useful information to investors because it excludes transactions not related to the core cash operating business activities.

[2]	Net margin per gallon is calculated by adding gross profit to the cost of sales depreciation and amortization and dividing that sum by the number of gallons sold.

The following table reconciles EBITDA (a non-GAAP measure) to the net (loss)/income for each of the six quarterly periods presented above:

All amounts in thousands of dollars

	For the three months ended (Unaudited)
	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,
	2007	2007	2008	2008	2008	2008

Net income (loss)	$(3,019)	$(1,986)	$(1,398)	$(366)	$512	$(660)
Add back:
Interest expense	778	782	780	720	683	680
Income tax expense	-	-	-	-	8	8
Depreciation and
Amortization expense:
Cost of sales	388	380	353	321	342	242
Selling, general and	282	304	311
administrative expenses				357	341	342
Stock-based compensation	126	133	123
amortization expense				122	104	78
Loss on extinguishment
of promissory notes	1,641	-	108	-	-	-
EBITDA [1]	$196	$(387)	$277	$1,154	$1,990	$690

[1]
 EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  To the extent that loss on extinguishment of promissory notes constitutes the recognition of previously deferred interest, it is considered interest expense for the calculation of certain interest expense amounts.  We believe that EBITDA provides useful information to investors because it excludes transactions not related to the core cash operating business activities.

The following tables present comparative financial data for the periods noted:

SELECTED INCOME STATEMENT AND FINANCIAL DATA

All amounts in thousands of dollars, except per share, and net margin per gallon
	(Unaudited)
	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007

Petroleum product sales and service revenues	$39,876	$52,905	$112,838	$102,094
Petroleum product taxes	5,236	6,089	11,545	12,397
Total revenues	45,112	58,994	124,383	114,491

Cost of petroleum product sales and service	36,584	50,340	103,727	96,347
Petroleum product taxes	5,236	6,089	11,545	12,397
Total cost of sales	41,820	56,429	115,272	108,744

Gross profit	3,292	2,565	9,111	5,747

Selling, general and administrative expenses	3,267	3,788	7,899	7,591

Operating income (loss)	25	(1,223)	1,212	(1,844)

Interest expense	(680)	(782)	(1,363)	(1,560)
Interest and other income	3	19	19	40
Loss on extinguishment of promissory notes	-	-	-	(1,641)

Loss before income taxes	(652)	(1,986)	(132)	(5,005)

Income tax expense	(8)	-	(16)	-
Net loss	$(660)	$(1,986)	$(148)	$(5,005)

Basic and diluted net loss per share computation:
Net loss	$(660)	$(1,986)	$(148)	$(5,005)
Less: Preferred stock dividends	(132)	-	(328)	-
Net loss attributable to common stockholders	$(792)	$(1,986)	$(476)	$(5,005)

Basic and diluted net loss per share
attributable to common stockholders	$(0.05)	$(0.14)	$(0.03)	$(0.35)

Basic and diluted weighted average common
shares outstanding	14,938	14,556	14,792	14,379

EBITDA [1]	$690	$(387)	$2,680	$(191)

Gallons sold	16,602	18,050	35,152	36,745

Net margin	$3,534	$2,945	$9,695	$6,515

Net margin per gallon [2]	$0.21	$0.16	$0.28	$0.18

[1]
EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  To the extent that loss on extinguishment of promissory notes constitutes the recognition of previously deferred interest, it is considered interest expense for the calculation of certain interest expense amounts.  We believe that EBITDA provides useful information to investors because it excludes transactions not related to the core cash operating business activities.

[2]	Net margin per gallon is calculated by adding gross profit to the cost of sales depreciation and amortization and dividing that sum by the number of gallons sold.

RECONCILIATION OF NET LOSS TO EBITDA (Non-GAAP measure)

 All amounts in thousands of dollars
	Six Months Ended
	December 31,
	2008	2007

Net loss	$(148)	$(5,005)
Add back:
Interest expense	1,363	1,560
Income tax expense	16	-
Depreciation and amortization expense:
Cost of sales	584	768
Selling, general and administrative expenses	683	586
Stock-based compensation amortization expense	182	259
Loss on extinguishment of promissory notes	-	1,641
EBITDA	$2,680	$(191)

CONDENSED CONSOLIDATED BALANCE SHEET

                                 All amounts in thousands of dollars
	(Unaudited)
	December 31,	June 30,
	2008	2008
ASSETS
Current assets	$17,699	$33,607
Property, plant and equipment, net	9,353	10,276
Other assets, net	2,762	3,101
	$29,814	$46,984

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$25,764	$34,648
Long-term debt, net and other liabilities	1,168	9,284
Stockholders’ equity	2,882	3,052
	$29,814	$46,984

CONFERENCE CALL
Management will host a conference call on Wednesday, February 18, 2009, at 10:00 A.M. Eastern Time (“ET”) to further discuss the results of the Company’s second quarter ended December 31, 2008.  Interested parties can listen to the call live on the Internet through the Company’s Web site at www.mobilefueling.com or by dialing 866-730-5767 (domestic) or 857-350-1591 (international), using Pass Code 22372366.  Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software.  The Web cast is also available through Thomson’s investor portals.  Individual investors can listen to the call at www.earnings.com, Thomson/CCBN's individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).  A telephone replay of the conference call will be available from February 18, 2009, at 2:00 P.M. ET until midnight ET on February 25, 2009, by dialing 888-286-8010 (domestic) or 617-801-6888 (international), using Pass Code 58880542.  A web archive will be available for 30 days at www.mobilefueling.com.

ABOUT  SMF ENERGY CORPORATION (NASDAQ: FUEL)
The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunication and government services industries.  The Company provides its services and products through 31 locations in the 11 states of Alabama, California, Florida, Georgia, Louisiana, Nevada, Mississippi, North Carolina, South Carolina, Tennessee and Texas.  The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics and emergency response services.  The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to our customers.  More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  For example, predictions or statements of belief or expectation concerning the future performance of the Company, the future acquisition plans of the Company and the potential for further growth of the Company are all “forward looking statements” which should not be relied upon.  Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time.  Because these statements depend on various assumptions as to future events, including but not limited to those assumptions noted in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section in the Company’s Form 10-Q for the quarter ended December 31, 2008, they should not be relied on by shareholders or other persons in evaluating the Company.  Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected.  In addition, there are numerous risks and uncertainties that could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2008.